Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE            Contact:    Laura J. Wakeley
Office:     717-291-2616

Fulton Financial Corporation declares special cash dividend

(November 18, 2015) -- LANCASTER, PA. -- Fulton Financial Corporation (Nasdaq: FULT) today announced that its Board of Directors has authorized the payment of a special cash dividend of two cents per share on its common stock. The special dividend is payable on December 15, 2015 to shareholders of record as of December 1, 2015.
Fulton Financial paid regular quarterly cash dividends of eight cents per share in the first quarter of 2015 and nine cents per share in each of the three subsequent quarters in 2015. The Board of Directors is expected to consider the next regular quarterly cash dividend at its December meeting.
Fulton Financial Corporation, a $17.8 billion Lancaster, Pa.-based financial holding company, has approximately 3,700 employees and operates more than 240 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through six subsidiary banks.
Additional information on Fulton Financial Corporation can be found on the Internet at www.fult.com.